Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Acurx Pharmaceuticals, Inc. on Form S-8 of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 15, 2023, on our audits of the financial statements of Acurx Pharmaceuticals, Inc. as of December 31, 2022 and 2021 and for the years then ended, which report is included in Acurx Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ CohnReznick LLP

Parsippany, New Jersey

March 15, 2023